Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

NON-INVASIVE MONITORING SYSTEMS, INC.,

GRAVITICS MERGER SUB, INC.

and

GRAVITICS, INC.

March 6, 2026

2.33	FDA and Related Matters	21
2.34	Board Action	21
2.35	Indebtedness	21
2.36	Customers and Suppliers	21

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUISITION SUBSIDIARY	22
3.1	Organization, Qualification and Corporate Power	22
3.2	Capitalization	23
3.3	Authorization of Transaction	23
3.4	Noncontravention	24
3.5	Subsidiaries	24
3.6	Parent Reports	25
3.7	Compliance with Laws	26
3.8	Financial Statements	26
3.9	Absence of Certain Changes	27
3.10	Undisclosed Liabilities	27
3.11	Off-Balance Sheet Arrangements	27
3.12	Tax Matters	27
3.13	Assets	28
3.14	Owned Real Property	28
3.15	Real Property Leases	28
3.16	Contracts	28
3.17	Accounts Receivable	29
3.18	Powers of Attorney	29
3.19	Insurance	29
3.20	Warranties	30
3.21	Litigation	30
3.22	Employees	30
3.23	Employee Benefits	30
3.24	Environmental Matters	30
3.25	Permits	31
3.26	Certain Business Relationships with Affiliates	31
3.27	Tax-Free Reorganization	31
3.28	Brokers’ Fees	32
3.29	Disclosure	33
3.30	Interested Party Transactions	33
3.31	Indebtedness	33
3.32	Accountants	33
3.33	Minute Books	33
3.34	Board Action	33

ARTICLE IV	COVENANTS	34
4.1	Closing Efforts	34
4.2	Governmental and Thirty Party Notices and Consents	34
4.3	Super 8-K	34
4.4	Operation of Company Business	34
4.5	Access to Company Information	36
4.6	Operation of Parent Business	36
4.7	Access to Parent Information	37
4.8	Expenses	38

4.9	D&O Insurance	38
4.10	Quotation of Merger Shares and Uplisting	38
4.11	Name, Trading Symbol, and Fiscal Year Change	38
4.12	Parent Board; Amendment of Charter Documents	38
4.13	Parent Equity Plan; Employment Agreements	38
4.14	Information Provided to Stockholders	39
4.15	No Registration	39
4.16	Underwritten Public Offering and Uplisting	39
4.17	Form S-4 Registration Statement	39
4.18	Resale Registration Statement	39
4.19	Timely Filing of Parent Exchange Act Reports	40
4.20	No Shop	40
4.21	Parent Series B Preferred Stock	40

ARTICLE V	CONDITIONS TO CONSUMMATION OF MERGER	40
5.1	Conditions to Each Party’s Obligations	40
5.2	Conditions to Obligations of the Parent and the Acquisition Subsidiary	41
5.3	Conditions to Obligations of the Company	42

ARTICLE VI	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	43
6.1	Survival of Representations and Warranties	43

ARTICLE VII	DEFINITIONS	44

ARTICLE VIII	TERMINATION	50
8.1	Termination by Mutual Agreement	50
8.2	Termination for Failure to Close	50
8.3	Termination by Operation of Law	50
8.4	Termination for Failure to Perform Covenants or Conditions	50
8.5	Effect of Termination or Default; Remedies	51
8.6	Remedies; Specific Performance	51
8.7	Termination Fees	51

ARTICLE IX	MISCELLANEOUS	52
9.1	Press Releases and Announcements	52
9.2	No Third Party Beneficiaries	52
9.3	Entire Agreement	53
9.4	Succession and Assignment	53
9.5	Counterparts and Facsimile Signature	53
9.6	Headings	53
9.7	Notices	53
9.8	Governing Law	54
9.9	Amendments and Waivers	54
9.10	Severability	54
9.11	Submission to Jurisdiction	54
9.12	Waiver of Jury Trial	54
9.12	Construction	54

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of March 6, 2026, by and among Non-Invasive Monitoring Systems, Inc., a Florida corporation (the “Parent”), Gravitics Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Acquisition Subsidiary”), and Gravitics, Inc., a Delaware corporation (the “Company”). The Parent, the Acquisition Subsidiary, and the Company are each a “Party” and referred to collectively herein as the “Parties.”

WHEREAS, this Agreement contemplates a merger of the Acquisition Subsidiary with and into the Company, with the Company remaining as the surviving entity after the merger (the “Merger”), whereby the stockholders of the Company will receive shares of Parent Common Stock in exchange for their shares of Company Capital Stock; and

WHEREAS, the Parent, the Acquisition Subsidiary and the Company desire that the Merger qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulation and not subject the holders of equity securities of the Company to tax liability under the Code;

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon and subject to the terms and conditions set forth in this Agreement, the Acquisition Subsidiary shall merge with and into the Company at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and become a wholly-owned Subsidiary of the Parent. The “Effective Time” shall be the time at which a certificate of merger in proper form and duly executed, reflecting the Merger (the “Certificate of Merger”), pursuant to Section 251(c) of General Corporation Law of the State of Delaware (the “DGCL”), is filed with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

1.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Lucosky Brookman LLP, commencing at 10:00 a.m. local time on or before June 30, 2026, or on such other date that the Parties may mutually agree upon in writing, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three (3) Business Days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”). As used in this Agreement, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the state of New York are required or authorized by applicable Law to close.

1.3 Actions at the Closing:

(a) the Company shall deliver to the Parent and the Acquisition Subsidiary the various certificates, instruments and documents to be delivered by the Company pursuant to Sections 5.1 and 5.2;

(b) the Parent and the Acquisition Subsidiary shall deliver to the Company the various certificates, instruments and documents to be delivered by the Parent and/or Acquisition Subsidiary pursuant to Sections 5.1 and 5.3;

(c) the Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware; and

(d) The members of the Parent Board immediately prior to the Effective Time shall (i) appoint such individuals to the Parent Board for the Post-Merger Parent to be designated by the Company, a majority of whom shall qualify as “independent” under Nasdaq Rule 5605(a)(2), and which will include Colin Doughan as Chairman, and (ii) resign as directors. The officers of the Post-Merger Parent shall be those individuals to be determined by the newly constituted Parent Board.

1.4 Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or the Acquisition Subsidiary or (b) otherwise to carry out the purposes of this Agreement, each of the Surviving Corporation and the Post-Merger Parent and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable Law) to execute and deliver, in the name and on behalf of either the Company or the Acquisition Subsidiary, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or the Acquisition Subsidiary, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or the Acquisition Subsidiary, as applicable, and otherwise to carry out the purposes of this Agreement.

1.5 Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a) The shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into shares of Company Common Stock or the right to receive Merger Shares, pursuant to their respective terms.

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Company Common Stock owned beneficially by the Parent or the Acquisition Subsidiary and other than Dissenting Shares (as defined below)), shall be cancelled and converted into the right to receive (subject to the provisions of Section 1.6) the portion of the Merger Shares to which such share is entitled (the “Conversion Ratio”). The shares of the Parent Common Stock into which the shares of the Company Common Stock are converted pursuant to this Section shall be referred to herein as the “Merger Shares.” The aggregate number of Merger Shares to be issued in connection with the Merger will be calculated based on the relative values of the Parent and the Company; provided, however, that (i) the total number of Merger Shares issued to the Company Stockholders at the Effective Time shall not represent less than 95.5% of the total equity ownership of the Post-Merger Parent, with each Company Stockholder receiving his, her or its Pro Rata Share, and (ii) the shares of Parent Common Stock held by the pre-Closing stockholders of the Parent (the “Parent Stockholders”) will represent not more than 4.5% of the total equity ownership of the Post-Merger Parent.

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(c) The Parent shall deliver certificates for the Merger Shares or issue the Merger Shares in book entry to each Company Stockholder entitled thereto who shall have presented a certificate that immediately prior to the Effective Time represents Company Common Stock or Company Preferred Stock to be converted into Merger Shares pursuant to this Section 1.5 (the “Company Stock Certificates”) to the Parent or the Surviving Corporation or the Parent’s transfer agent.

(d) Each issued and outstanding share of common stock, par value $0.001 per share, of the Acquisition Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

1.6 Dissenting Shares.

(a) For purposes of this Agreement, “Dissenting Shares” means shares of the Company Common Stock held as of the Effective Time by a Company Stockholder who has not voted such Company Common Stock in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive shares of the Parent Common Stock unless such Company Stockholder’s right to appraisal shall have ceased in accordance with the DGCL. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Common Stock pursuant to Section 1.5(a), and (ii) promptly following the occurrence of such event and, if requested by the Parent, the proper surrender of such person’s Company Stock Certificate, the Parent shall deliver to such Company Stockholder a certificate representing the Merger Shares to which such holder is entitled pursuant to Section 1.5(a).

(b) The Company shall give the Parent prompt notice of any written demands for appraisal of any Company Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company. The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal of the Company Stock or offer to settle or settle any such demands unless required by the court of the State of Delaware having jurisdiction thereof.

1.7 Fractional Shares. No certificates or scrip representing fractional Merger Shares shall be issued to the Company Stockholders on the surrender for exchange of shares of the Company Stock, and such the Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional Merger Shares that would have otherwise been issued to such Company Stockholders. In lieu of any fractional Merger Shares that would have otherwise been issuable, each fractional Merger Share shall be rounded up to the nearest whole share.

1.8 Stock Options.

(a) As of the Effective Time, all outstanding Company Options that remain unexercised, whether vested or unvested, shall be canceled and exchanged for options to purchase shares of Parent Common Stock (“Parent Options”) under the Parent Equity Plan (as defined below) without further action by the holder thereof. Each Parent Option shall constitute an option to acquire such number of shares of Parent Common Stock as is equal to the number of shares of the Company Common Stock subject to the unexercised portion of the Company Option multiplied by the Conversion Ratio for the Company Common Stock (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each Parent Option shall be equal to the exercise price of the Company Option prior to conversion divided by the Conversion Ratio (rounded up to the nearest whole cent). The vesting schedule for the Parent Options shall be the same as that of the Company Options that are exchanged for the Parent Options, except that such vesting schedule will also provide that 100% of the unvested portion of all Parent Options shall immediately accelerate and become fully exercisable or non-forfeitable upon termination of employment without Cause or resignation for Good Reason within twelve (12) months of the Effective Time.

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(b) As soon as practicable after the Effective Time, the Post-Merger Parent or the Surviving Corporation shall take appropriate actions (i) to collect the Company Options and the agreements evidencing the Company Options, which shall be deemed to be canceled but shall entitle the holder to exchange the Company Options for the Parent Options, and (ii) to issue in lieu thereof new Parent Options pursuant to Section 1.8(a), including the delivery by the Parent to such holders of new option agreements.

(c) The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of the Parent Common Stock for delivery upon exercise of the Parent Options to be issued for the Company Options, in accordance with this Section 1.8.

(d) Section 1.8(a) of this Agreement is intended to comply with Section 409A of the Code, or an exemption thereunder, and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of this Agreement, the issuances of Parent Options in exchange for Company Options provided under Section 1.8(a) of this Agreement may only be made in a manner that complies with Section 409A or an applicable exemption.

1.9 Warrants

(a) As of the Effective Time, all outstanding Company Warrants that remain unexercised, shall be canceled and exchanged for warrants to purchase shares of Parent Common Stock (“Parent Warrants”) without further action by the holder thereof. Each Parent Warrant shall constitute an warrant to acquire such number of shares of Parent Common Stock as is equal to the number of shares of the Company Common Stock subject to the unexercised portion of the Company Warrant multiplied by the Conversion Ratio for the Company Common Stock (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each Parent Warrant shall be equal to the exercise price of the Company Warrant prior to conversion divided by the Conversion Ratio (rounded up to the nearest whole cent).

(b) As soon as practicable after the Effective Time, the Post-Merger Parent or the Surviving Corporation shall take appropriate actions (i) to collect the Company Warrants and the agreements evidencing the Company Warrants, which shall be deemed to be canceled but shall entitle the holder to exchange the Company Warrants for the Parent Warrants, and (ii) to issue in lieu thereof new Parent Warrants pursuant to Section 1.9(a), including the delivery by the Parent to such holders of new warrant agreements.

(c) The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of the Parent Common Stock for delivery upon exercise of the Parent Warrants to be issued for the Company Warrants, in accordance with this Section 1.9.

1.10 Certificate of Incorporation and Bylaws.

(a) The certificate of incorporation of the Acquisition Subsidiary in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed, and the Surviving Corporation may make any necessary filings in the State of Delaware as shall be necessary or appropriate to effectuate or carry out fully the purpose of this Section 1.10(a).

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(b) The bylaws of the Acquisition Subsidiary in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.11 No Further Rights. From and after the Effective Time, no shares of the Company Common Stock shall be deemed to be outstanding, and holders of the Company Common Stock, certificated or uncertificated, shall cease to have any rights with respect thereto, except as provided herein or by law, other than the right to receive the Parent Common Stock in connection with the Merger.

1.12 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of the Company Common Stock shall thereafter be made. If, after the Effective Time, the Company Stock Certificates are presented to the Post-Merger Parent or the Surviving Corporation, they shall be cancelled and exchanged for Merger Shares in accordance with Section 1.5, subject to the provisions hereof and applicable Law in the case of Dissenting Shares.

ARTICLE II

REPRESENTATION AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Parent on the date hereof (the “Company’s Disclosure Schedules”). The Company’s Disclosure Schedules shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article II, the disclosures in any numbered paragraph of the Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article II. For purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of any senior officer of the Company.

2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished or made available to the Parent complete and accurate copies of its certificate of incorporation and bylaws, each as amended. The Company is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date. For purposes of this Agreement, “Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that Company Material Adverse Effect shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disaster or acts of God; (ix) any epidemics, pandemics, or disease outbreaks or worsening thereof; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

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2.2. Capitalization. The authorized capital stock of the Company consists of 27,000,000 shares of Company Common Stock, and 10,179,718 shares of Company Preferred Stock. The Company has previously provided to the Parent a complete and accurate list of (i) all stockholders of the Company, indicating the number and class of Company stock held by each stockholder, (ii) all stock option plans and other stock or equity-related plans of the Company (“Company Equity Plans”) and the number of shares of the Company Common Stock remaining available for future awards thereunder, (iii) all outstanding Company Options and Company Warrants, indicating (A) the holder thereof, (B) the number of shares of Company Common Stock subject to each Company Option and Company Warrant, (C) the Company Equity Plan under which each Company Option issued, (D) the exercise price, date of grant, vesting schedule and expiration date for each Company Option or Company Warrant, and (E) any terms regarding the acceleration of vesting, and (iv) all outstanding debt convertible into the Company Capital Stock, indicating (A) the date of issue, (B) the holder thereof, (C) the unpaid principal amount thereof, (D) the interest rate thereon, (E) the accrued and unpaid interest thereon, (F) the number and class of the Company Capital Stock into which such debt is convertible, and (G) the conversion price thereof. All of the issued and outstanding shares of the Company Capital Stock are, and all shares of Company Capital Stock that may be issued upon exercise of the Company Options or the Company Warrants or conversion of convertible debt will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and, effective as of the Effective Time, free of all preemptive rights. Other than the Company Options and the Company Warrants and convertible debt listed in Section 2.2 of the Company’s Disclosure Schedules, there are no outstanding or authorized options, warrants, securities, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Other than as listed in Section 2.2 of the Company’s Disclosure Schedules, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding shares of the Company Common Stock were issued in compliance with applicable securities laws.

2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and (a) the approval of the Merger by the vote of stockholders of the Company required by Delaware law and (b) the approvals and waivers set forth in Section 2.3 of the Company’s Disclosure Schedules (collectively, the “Company Consents”), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Company Board: (i) determined that the Merger is fair and in the best interests of the Company and the Company Stockholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

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2.4 Non-contravention. Subject to the receipt of the Company Consents and the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company, as amended to date, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for such permits, authorizations, consents and approvals for which the Company is obligated to use its Reasonable Best Efforts to obtain pursuant to Section 4.2(a), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation in any contract or instrument set forth in Section 2.4 of the Company’s Disclosure Schedules, for which the Company is obligated to use its Reasonable Best Efforts to obtain waiver, consent or approval pursuant to Section 4.2(b), (ii) any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (iii) any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or (e) violate any federal, state, local, municipal, foreign, international, multinational, Governmental Entity or other constitution, law, statute, ordinance, principle of common law, rule, regulation, code, governmental determination, order, writ, injunction, decree, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S., including Tax and U.S. antitrust laws (collectively, “Laws”) applicable to the Company, or any of its properties or assets. For purposes of this Agreement: “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company; and “Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.5 Subsidiaries. The Company has one Subsidiary, Gravitics Texas, LLC, which is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its organization.

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2.6 Compliance with Laws.

(a) The Company and the conduct and operations of its business are in compliance with each Law applicable to the Company or any of its properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has not, and the past and present officers, directors and Affiliates of the Company have not, been the subject of, nor does any officer or director of the Company have any reason to believe that the Company or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws.

(d) The Company has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation.

(e) The Company has not, and the past and present officers, directors and Affiliates have not, been the subject of, nor does any officer or director of the Company have any reason to believe that the Company or any of its officers, directors or Affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person; and

(f) The Company is not a “blank check company” as such term is defined by Rule 419 of the Securities Act.

(g) The Company has at all times complied, with all Anti-Corruption Laws. Neither Company nor any Person associated with or acting for or on behalf of the Company, has, directly or indirectly, (a) violated any provision of any Anti-Corruption Law; (b) made, offered, promised, authorized, or promised to make or offer, any bribe, rebate, payoff, influence payment, commission, kickback, or anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, for the purpose of (i) influencing any act or decision of such Government Official, (ii) inducing such Government Official to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, (v) created or caused the creation of any false or inaccurate books and records of the Company related to any of the foregoing, or (vi) in the case of each of (i)-(v) above, in violation of any Anti-Corruption Law; (c) paid, offered, promised to pay or offer, authorized, or ratified any bribe, rebate, payoff, payment, kickback, or other similar unlawful payment of any nature; (d) made, offered, promised to make or offer, authorized, or ratified any unlawful contributions, gifts, entertainment, or other unlawful expenditures; (e) established or maintained any unlawful fund of corporate monies or other properties; or (f) created or caused the creation of any false or inaccurate books and records of the Company related to any of the foregoing.

(h) The Company maintains, and has maintained, compliance policies, procedures, and internal controls reasonably calculated to promote and ensure compliance with Anti-Corruption Laws and applicable Anti-Money Laundering Laws. The Company has (a) made and kept books, records, and accounts which, in reasonable detail, accurately and fairly reflect transactions in relation to the Company; (b) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability, (ii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (iii) no “off the books” accounts are created or maintained; and (c) the Company has not circumvented their respective internal accounting controls or falsified any of their respective books and records.

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(i) Neither the Company, nor any of its Affiliates, nor Persons acting on its behalf has received any notice or communication from any Person that alleges, or been involved in any internal investigation involving any allegations relating to, potential violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, or have received a request for information from any Governmental Entity regarding Anti-Corruption Law or Anti-Money Laundering Laws. The Company has not made a voluntary or other disclosure to, have not received any written notice, subpoena, request for information, or citation from, and to the knowledge of the Company, is not aware of any oral notice or request for information by, and so far as the Company is aware, there is no past or present inquiry, investigation, litigation, enforcement action or other proceeding by, any Governmental Entity related to alleged violations of any Anti-Corruption Laws or Anti-Money Laundering Laws (as defined below) by the Company, or any Person acting on behalf of the Company and there is no issue or circumstance indicating that the Company may become subject to any such notices, subpoena, request for information, citation, inquiry, investigation, litigation, enforcement action or other proceeding.

(j) Neither the Company, nor, to the knowledge of the Company, any attorney, accountant, consultant, financial advisor, sales representative, distributor, or other agent of the Company, has employed or retained, directly or indirectly, a Government Official or a family member of a Governmental Official. No Government Official has, directly or indirectly, the right of control over, or any beneficial interest in, the Company.

(k) The operations of the Company are and for the past five (5) years have been conducted at all times in material compliance with the requirements of applicable Anti-Money Laundering Laws, including, but not limited to, 18 U.S.C. §§ 1956-57, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the jurisdictions in which the Company conducts business, the rules and regulations thereunder and any related or similar rules, regulation or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”).

(l) The Company, including any of its respective directors, executives, employees, and to the knowledge of the Company and its Subsidiaries, their Representatives, are, and since its incorporation, have been, and continue to be, in compliance with all applicable Laws relating to economic, financial, or trade sanctions, export controls, customs or anti-boycott measures administered, enacted, or enforced by a relevant International Trade Authority (“International Trade Laws”) and have not taken any action that violates, evades, or avoids, or attempts to violate International Trade Laws.

(m) Neither the Company nor any of its directors, officers, or employees, nor, to the knowledge of the Company any of its directors, executives, employees, Representatives or agents acting on behalf of the Company, currently or since its incorporation: (i) is or has been the target of any economic or financial sanctions administered or enforced by any International Trade Authority, (ii) is or has been located, organized, or resident in a country or territory that is the target of comprehensive sanctions (currently, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk, Luhansk, Zaporzhizhia, or Kherson oblasts (or so-called “People’s Republics”) of Ukraine) (a “Sanctioned Jurisdiction”) or (iii) is or has been owned, 50% or more, individually or in the aggregate by, controlled by, or is or has acted on behalf of a Person described in clause (i) or (ii) above. or any other Sanctioned Person (clauses (i) through (iii), collectively, “Sanctions”).

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(n) Neither the Company nor any of its respective directors, officers, or employees, nor, to the knowledge of the Company and any of its respective directors, executives, employees, Representatives or agents acting on behalf of the Company, currently or since its incorporation, is unlawfully conducting or has unlawfully conducted any business or engaged in any transaction involving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or unlawfully dealt in any property or interests in property of any Sanctioned Person.

(o) The Company has instituted, and maintain, policies and procedures reasonably designed to promote and achieve continued compliance with applicable International Trade Laws.

(p) To the knowledge of the Company and its Subsidiaries, since its incorporation, there has not been any investigation or review related to, and the Company is not aware of any potential or actual material violation by the Company, including any of its directors, executives, employees, and to the knowledge of the Company, its Representatives, of Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws pending (or, to the knowledge of the Company, threatened) by any Governmental Entity.

2.7 Financial Statements. (a) The Company has provided the Parent with the unaudited balance sheet of the Company (the “Company Balance Sheet”) at December 31, 2025 (the “Company Balance Sheet Date”), and the related unaudited consolidated statements of operations and unaudited cash flows for the years ended December 31, 2025 and 2024 (collectively, the “Company Unaudited Financial Statements”) The Company Unaudited Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein. Prior to the Effective Time, the Company will provide to Parent audited financial statements for the Company’s fiscal years ended December 31, 2024 and 2025 (the “Company Audited Financial Statements”), which comply as to form with the applicable rules and regulations of the SEC for inclusion of such Company Audited Financial Statements in the Parent’s filings with the SEC as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are consistent in all material respects with the books and records of the Company.

(b) The books of account and other financial records of the Company have been kept accurately, in all material respects, in the ordinary course of business consistent with applicable Laws, and the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

(c) No bankruptcy, insolvency, winding up, or similar proceedings have occurred or are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or Company’s or any of its Subsidiaries’ properties or assets, and there is no basis therefor. The Company will be as of immediately prior to the Closing, financially solvent in accordance with GAAP and applicable Laws, with the ability to pay its debts as they become due in the ordinary course of business.

2.8 Absence of Certain Changes. Since the Company Balance Sheet Date, and except as set forth in Section 2.8 of the Company’s Disclosure Schedules, (a) to the knowledge of the Company, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (m) of Section 4.4.

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2.9 Undisclosed Liabilities. Except as reflected or reserved against in the Company Balance Sheet or the notes thereto or as set forth in Section 2.9 of the Disclosure Schedule, the Company has not incurred any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Balance Sheet (b) liabilities not exceeding $100,000 in the aggregate that have arisen since the Company Balance Sheet Date in the Ordinary Course of Business, and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.10 Tax Matters.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii) “Tax Returns” means all United States of America, state, local or foreign government reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with the Taxes.

(b) Except as set forth in Section 2.10 of the Company’s Disclosure Schedules, the Company has filed on a timely basis (taking into account any valid extensions) all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all Taxes that were due and payable in accordance with the Tax Returns. The unpaid Taxes of the Company for tax periods through the Company Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet. The Company does not have any actual or potential liability for any Tax obligation of any taxpayer other than the Company (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period). All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(c) Except as set forth in Section 2.10 of the Company’s Disclosure Schedules, the Company has delivered or made available to the Parent complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the date of the Company’s incorporation (the “Organization Date”). No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

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(d) The Company (i) is not a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has not made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) does not have any actual or potential liability for any Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is not or has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(e) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(f) +No state or federal “net operating loss” of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

2.11 Assets. The Company owns or leases all tangible assets reasonably necessary for the conduct of its business as presently conducted. Except as set forth in Section 2.11 of the Company’s Disclosure Schedules, each such tangible asset currently used in the operation of the business is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as set forth in Section 2.11 of the Company’s Disclosure Schedules, no asset of the Company (tangible or intangible) (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), is subject to any Security Interest.

2.12 Owned Real Property. The Company does not own any real property.

2.13 Real Property Leases. Section 2.13 of the Company’s Disclosure Schedules lists all real property leased or subleased to or by the Company and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered or made available to the Parent complete and accurate copies of the leases and subleases listed in Section 2.13 of the Company’s Disclosure Schedules. With respect to each lease and sublease listed in Section 2.13 of the Company’s Disclosure Schedules:

(a) the lease or sublease is a legal, valid, binding and enforceable obligation of the Company and is in full force and effect;

(b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the Closing will not result in a breach or default by the Company or, to the knowledge of the Company, any other party under such lease or sublease;

(c) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and to the knowledge of the Company, no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time or both, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such lease or sublease, except for any breach, violation or default that has not had and would not reasonably be anticipated to have a Company Material Adverse Effect; and

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(d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or sub-leasehold.

2.14 Contracts.

(a) Section 2.14 of the Company’s Disclosure Schedules lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement (other than the Transaction Documentation (as hereinafter defined)):

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties (A) which provides for lease payments in excess of $25,000 per annum or (B) which has a remaining term longer than 12 months and is not cancellable without penalty by the Company on sixty (60) days or less prior written notice;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, is not cancellable without penalty by the Company on sixty (60) days or less prior written notice and involves more than the sum of $500,000, or (B) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement to which, to the knowledge of the Company, is a party to a material joint venture or legal partnership;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $250,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement that purports to limit in any material respect the right of the Company to engage in any line of business, or to compete with any person or operate in any geographical location;

(vi) any employment agreement or consulting agreement which provides for payments in excess of $200,000 per annum (other than employment or consulting agreements terminable on less than thirty (30) days’ notice);

(vii) any agreement involving any officer, director or stockholder of the Company or any Affiliate (other than stock subscription, stock option, restricted stock, warrant or stock purchase agreements the forms of which have been made available to the Parent);

(viii) any agreement or commitment for capital expenditures in excess of $500,000, for a single project (it being represented and warranted that the liability under all undisclosed agreements and commitments for capital expenditures does not exceed $2,000,000 in the aggregate for all projects);

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(ix) any agreement which contains any provisions requiring the Company to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(x) any agreement, other than as contemplated by this Agreement, relating to the future sales of securities of the Company other than outstanding stock option, restricted stock, warrant or stock purchase agreements the forms of which have been made available to the Parent;

(xi) any agreement that would be a “material contract” of the Company (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act;

(xii) any settlement, conciliation or similar agreement (A) with any Governmental Entity or (B) which would require the Company to pay consideration of more than $100,000 after the date of this Agreement;

(xiii) any agreement for futures, swap, collar, put, call, floor, cap, option, or other contract that is intended to reduce or eliminate exposure to fluctuations in currency exchange rates, the prices of commodities or interest rates;

(xiv) any agreement with any Governmental Entity during the preceding three (3) years; and

(xv) any other agreement (or group of related agreements) (A) under which the Company is obligated to make payments or incur costs in excess of $100,000 in any year or (B) not entered into in the Ordinary Course of Business, in each case which is not otherwise described in clauses (i) through (xiv).

(b) The Company has delivered or made available to the Parent a complete and accurate copy of each agreement listed in Section 2.14 of the Company’s Disclosure Schedules. With respect to each agreement so listed, and except as set forth in Section 2.14 of the Company’s Disclosure Schedules: (i) the agreement is a legal, valid, binding and enforceable obligation of the Company and in full force and effect, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable obligation of the Company, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity and will be in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time; and (iii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such contract, except for any breach, violation or default that has not had a Company Material Adverse Effect.

2.15 Accounts Receivable. Except as set forth on Schedule 2.15, all accounts receivable of the Company reflected in the Company Financial Statements and incurred since the date thereof and prior to the Closing in the ordinary course of business have been recorded in accordance with GAAP and: (a) represent arm’s length sales actually made in the ordinary course of the Company’s business; (b) are collectible in full (net of reserves for doubtful accounts reflected in the Company Balance Sheet) in the ordinary course of the Company’s business within ninety days of the invoice date; (c) are subject to no counterclaim, deduction or setoff; and (d) are not in dispute. The reserves and allowance for doubtful accounts set forth in the Company Unaudited Financial Statements have been established in accordance with GAAP (except as may be indicated in the notes thereto) and are consistent with the past practices of the Company. To the knowledge of the Company, no Person which owes such an account receivable has given the Company notice that it is insolvent or shutting down its business in any material respect.

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2.16 Powers of Attorney. Except as set forth in Section 2.16 of the Company’s Disclosure Schedules, there are no outstanding powers of attorney executed on behalf of the Company.

2.17 Insurance. Section 2.17 of the Company’s Disclosure Schedules lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company is not liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or a material premium increase of more than 5% with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time.

2.18 Warranties. No product or service sold or delivered by the Company is subject to any guaranty, warranty, right of credit or other indemnity other than the applicable standard terms and conditions of sale of the Company.

2.19 Litigation. Except as set forth in Section 2.19 of the Company’s Disclosure Schedules, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or, to the Company’s knowledge, threatened against the Company which (a) seeks either damages in excess of $50,000 individually or $250,000 in the aggregate, (b) if determined adversely to the Company, could have, individually or in the aggregate, a Company Material Adverse Effect or (c) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

2.20 Employees.

(a) Section 2.20 of the Company’s Disclosure Schedules contains a list of all employees of the Company whose annual rate of compensation exceeds $200,000 per year, along with the position of each such person. Each such person is a party to a non-disclosure and assignment of inventions agreement with the Company. To the knowledge of the Company, no key employee (within the meaning of Section 416 of the Code) or group of employees acting in concert has any plans to terminate employment with the Company.

(b) The Company is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the knowledge of the Company, (i) no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company, and (ii) to the Company’s knowledge of the Company, there are no circumstances or facts which could individually or collectively give rise to a suit against the Company by any current or former employee or applicant for employment based on discrimination prohibited by fair employment practices laws.

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(c) To the knowledge of the Company, (i) no allegations of (A) sexual harassment, sexual misconduct or discrimination, whether such discrimination arises from race, color, religion, national origin, ethnic background, sex, gender identity, sexual orientation, age, disability, veteran status or any other legally protected classification under applicable federal, state, or local law or (B) unlawful workplace terminations arising from any exercise of constitutional, statutory, or other legal rights (collectively, subclauses A and B, “Misconduct”) have been made involving any current or former director, officer, employee or independent contractor of the Company, (ii) the Company has not entered into any settlement agreements related to allegations of Misconduct by any current or former director, officer, employee, or independent contractor of the Company or any of its Subsidiaries; and (iii) since its inception, the Company has not received, has not had knowledge of, or reasonably should have had knowledge of any complaints or allegations of Misconduct which have been alleged to have been committed by any officer, director, employee or contractor of the Company or any Person who formerly acted in such capacity.

2.21 Employee Benefits.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement providing direct or indirect compensation for services rendered, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

(b) Section 2.21(b) of the Company’s Disclosure Schedules contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company or any ERISA Affiliate (collectively, the “Company Benefit Plans”). Complete and accurate copies of (i) all Company Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on Form 5500 Series and (for all funded plans) all plan financial statements for the last three plan years for each Company Benefit Plan that is required to file an annual report, have been made available to the Parent. Except as set forth on Section 2.21(b) of the Company’s Disclosure Schedules, each Company Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to such Company Benefit Plan and has made all required contributions thereto not later than the due date therefor (including extensions). The Company, each ERISA Affiliate and each Company Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

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(c) To the knowledge of the Company, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Benefit Plans and proceedings with respect to qualified domestic relations orders, qualified medical support orders or similar benefit directives) against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that could give rise to any material liability.

(d) All the Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received a determination, advisory or opinion letter from the Internal Revenue Service to the effect that such Company Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect (other than amendments required by law or which are not reasonably expected to result in loss of such plan’s qualified status), and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f) At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) There are no unfunded obligations under any Company Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable Law and insurance conversion privileges under state law. The assets of each Company Benefit Plan which is funded are reported at their fair market value on the books and records of such Company Benefit Plan.

(h) No act or omission has occurred and no condition exists with respect to any Company Benefit Plan maintained by the Company or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Benefit Plan.

(i) No Company Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j) Each Company Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Company Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Benefit Plan.

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(k) Section 2.14 and Section 2.21(k) of the Company’s Disclosure Schedules discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company , including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or the Company Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The accruals for vacation, sickness and disability expenses are accounted for on the Company Interim Balance Sheet and are adequate and materially reflect the expenses associated therewith in accordance with GAAP.

(l) The representations and warranties contained in this Section 2.21 are the Company’s sole representations and warranties with respect to employee benefit matters.

2.22 Environmental Matters.

(a) To the knowledge of the Company, the Company has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Environmental Law” means any Law relating to the environment, including without limitation any Law pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) the reclamation of mines; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(b) To the knowledge of the Company, there are no documents that contain any environmental reports, investigations or audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of.

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(c) The Company has not been notified that there is any material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

2.23 [Intentionally omitted].

2.24 Customers. Section 2.24 of the Company’s Disclosure Schedule sets forth a list of each customer that accounted for more than 5% of the revenues of the Company during the last full fiscal year and the amount of revenues accounted for by such customer during such period. No such customer has notified the Company in writing within the past year that it will stop buying services from the Company or reduce the amount of services it expects to purchase compared to 2024 or 2025.

2.25 Permits. Section 2.25 of the Company’s Disclosure Schedule sets forth a list of all authorizations, approvals, clearances, licenses, permits, certificates or exemptions (including, without limitation, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent, and including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) from any Governmental Entity (“Permits”) issued to or held by the Company. Such listed Permits are the only material Permits that are required for the Company and the Company Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened Except for such instances as would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, each such Permit will continue in full force and effect immediately following the Closing.

2.26 Certain Business Relationships with Affiliates. Except as listed in Section 2.26 of the Company’s Disclosure Schedule, no Affiliate of the Company (a) owns any material property or right, tangible or intangible, which is used in the business of the Company, (b) to the knowledge of the Company, has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company. Section 2.26 of the Company’s Disclosure Schedule describes any transactions involving the receipt or payment in excess of $120,000 in any fiscal year between the Company and any Affiliate of the Company which have occurred or existed since the Organization Date, other than employment agreements or other compensation arrangements.

2.27 Brokers’ Fees. Except as set forth in Section 2.27 of the Company’s Disclosure Schedule, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.28 Books and Records. The minute books and other similar records of the Company contain, in all material respects, complete and accurate records in all material respects of all actions taken at any meetings of the Company’s stockholders, the Company Board or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

2.29 Intellectual Property.

(a) The Company owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all issued patents (“Patent Rights”), copyrights, trademarks, service marks, trade names, trade secrets, and registered domain names and all applications for registration therefor (collectively, the “Intellectual Property Rights”) and all computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, the “Intellectual Property”), as is necessary to conduct its businesses as presently conducted, except where such failure, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

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(b) Section 2.29(b) of the Company’s Disclosure Schedule sets forth, with respect to all issued patents and all registered copyrights, trademarks, service marks and domain names registered with any Governmental Entity by the Company or for which an application for registration has been filed with any Governmental Entity by the Company, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 2.27(b) of the Company’s Disclosure Schedule identifies each agreement currently in effect containing any ongoing royalty or payment obligations of the Company in excess of $100,000 per annum with respect to Intellectual Property Rights and Intellectual Property that are licensed or otherwise made available to the Company.

(c) All Intellectual Property Rights of the Company that have been registered by it with any Governmental Entity are valid and subsisting, except where the failure to register individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. As of the Effective Date, in connection with such registered Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Entities. The Company has not filed for registration of any Intellectual Property rights other than with respect to patents.

(d) The Company is not, nor will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Intellectual Property Rights of the Company and the Company Subsidiaries, or any licenses, sublicenses or other agreements as to which the Company is a party and pursuant to which the Company uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the “Third Party Intellectual Property Rights”), the breach of which would be reasonably likely to result in a Company Material Adverse Effect.

(e) The Company has not been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right and neither the Company n has received any notice or other communication (in writing or otherwise) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property Right.

(f) The Company has received no written notice that any person is infringing, misappropriating or making any unlawful or unauthorized use of any Intellectual Property Rights of the Company in a manner that has a material impact on the business of the Company, except for such infringement, misappropriation or unlawful or unauthorized use as would not be reasonably expected to have a Company Material Adverse.

2.30 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Company’s Disclosure Schedule, or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

2.31 [Intentionally omitted]

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2.32 Accountants. EisnerAmper LLP (the “Company Auditor”), which is auditing the Company Financial Statements, is: (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) and (b) “independent” with respect to the Company within the meaning of Regulation S-X. The Company does not expect that the reports of the Company Auditor on the Company Financial Statements will contain an adverse opinion or a disclaimer of opinion, or will be qualified as to uncertainty, audit scope, or accounting principles. The Company does not expect any disagreements with the Company Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with respect to the audit of the Company Financial Statements, or that any of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K will occur with respect to the audit of the Company Financial Statements by the Company Auditor.

2.33 FDA and Related Matters. The conduct of business by the Company complies, and at all times has substantially complied, in all material respects with the Federal Food, Drug and Cosmetic Act (the “FDCA”) and similar federal, state and foreign laws applicable to the evaluation, testing, manufacturing, distribution, advertising and marketing of each of the Company’s products, in whatever stage of development or commercialization except to the extent that the failure to so comply would not have a Material Adverse Effect. To the knowledge of the Company, as of the date hereof, neither the United States Food and Drug Administration (the “FDA”) nor any comparable regulatory authority or Governmental Entity is considering limiting, suspending or revoking any Permit pursuant to the FDCA and similar federal, state and foreign laws or changing the marketing classification or labeling of the products of the Company. To the knowledge of the Company, there is no false or misleading information or material omission in any product application or other submission by the Company to the FDA or any comparable regulatory authority or governmental agency. The Company has fulfilled and performed in all material respects its obligations under each such Permit, and, as of the date hereof, to the knowledge of the Company, the Company is not in breach or default of any such Permit except to the extent that such breach, default, would not have a Material Adverse Effect. To the knowledge of the Company, any third party that is a manufacturer or contractor for the Company is in compliance in all material respects with all such Permits insofar as they pertain to the manufacture of product components or products for the Company. The Company has not received any Form FDA-483, notice of adverse finding, FDA warning letter, notice of violation or “untitled letter,” notice of FDA action for import detention or refusal, or any other notice from the FDA or other governmental agency alleging or asserting noncompliance with any applicable laws or Permits. The Company is not subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter or other notice, response or commitment made to or with the FDA or any comparable regulatory authority or governmental agency. The Company has made all notifications, submissions and reports required by the FDCA or similar federal, state and foreign laws, except to the extent that the failure to make such notifications, submission or reports would not have a Material Adverse Effect.

2.34 Board Action. The Company Board (a) has unanimously determined that the Merger is advisable and in the best interests of the Company’s stockholders and is on terms that are fair to such Company stockholders, (b) adopted this Agreement in accordance with the provisions of the DGCL, and (c) directed that this Agreement and the Merger be submitted to the Company stockholders for their adoption and approval and resolved to recommend that the Company stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby.

2.35 Indebtedness. Section 2.35 of the Company’s Disclosure Schedule sets forth the principal amount of all of the outstanding Indebtedness of the Company as of the date of this Agreement.

2.36 Customers and Suppliers. The Company has made available to the Parent a list of the 10 largest customers (by revenues received) (collectively, “Company Major Customers”) and the 10 largest suppliers (by amounts spent) of the Company for the twelve (12) month period ended December 31, 2025. Since December 31, 2025, and through the date of this Agreement, to the knowledge of the Company, (a) no such Company customer or supplier has given notice in writing or otherwise that it may or will cancel or otherwise terminated its relationship with the Company nor has any Company customer or supplier reduced the volume, whether based on units or dollars, of its purchases from or sales to the Company by more than 10% for any calendar quarter compared to the same quarter for the prior year, and (b) no such Company customer or supplier has given notice in writing or otherwise that it may or will cancel or otherwise terminate its relationship with the Company or reduce its usage of the services of or purchases of products from the Company.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT

AND THE ACQUISITION SUBSIDIARY

The Parent represents and warrants to the Company that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by the Parent to the Company on the date hereof (the “Parent’s Disclosure Schedules”). The Parent’s Disclosure Schedules shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article III, the disclosures in any numbered paragraph of the Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article III. For purposes of this Article III, the phrase “to the knowledge of the Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of any senior officer of the Parent.

3.1 Organization, Qualification and Corporate Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and the Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Parent Material Adverse Effect (as defined below). The Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has furnished or made available to the Company complete and accurate copies of its articles of incorporation and bylaws. Neither the Parent nor the Acquisition Subsidiary is in default under or in violation of any provision of its certificate or articles of incorporation, as amended to date, or its bylaws, as amended to date. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Parent, or (b) the ability of Parent to consummate the transactions contemplated hereby on a timely basis; provided, however, that Parent Material Adverse Effect shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Parent operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Company; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disaster or acts of God; (ix) any epidemics, pandemics, or disease outbreaks or worsening thereof; or (x) any failure by the Parent to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Parent compared to other participants in the industries in which the Parent operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Parent Material Adverse Effect has occurred)..

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3.2 Capitalization. As of immediately prior to the Effective Time, but prior to giving effect to the issuance of the Merger Shares, the authorized capital stock of the Parent will consist of 400,000,000 shares of the Parent Common Stock, of which 154,810,655 shares will be issued and outstanding, and 100 shares of Series B preferred stock, par value $1.00 per share, of which 100 shares are outstanding. The Parent Common Stock is currently quoted and trading on the Expert Market of the OTC (the “Expert Market”) and is not subject to any notice of suspension or delisting nor is Parent aware of any facts or circumstances that could cause the Parent Common Stock to be suspended or delisted. All of the issued and outstanding shares of the Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Except as contemplated by the Transaction Documentation or as described in Section 3.2 of the Parent’s Disclosure Schedules, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent. Except as contemplated by the Transaction Documentation, there are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. There are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. All of the issued and outstanding shares of the Parent Common Stock were issued in compliance with applicable federal and state securities laws. The Merger Shares to be issued at the Closing pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws. At the Effective Time, but prior to giving effect to the issuance of the Merger Shares, there will be 154,810,655 shares of the Parent Common Stock issued and outstanding.

3.3 Authorization of Transaction. Each of the Parent and the Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement to perform its obligations hereunder and thereunder. The execution and delivery by the Parent and the Acquisition Subsidiary of this Agreement and the agreements contemplated hereby and thereby (collectively, the “Transaction Documentation”), and the consummation by the Parent and the Acquisition Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Acquisition Subsidiary, respectively. Each of the documents included in the Transaction Documentation has been duly and validly executed and delivered by the Parent or the Acquisition Subsidiary, as the case may be, and constitutes a valid and binding obligation of the Parent or the Acquisition Subsidiary, as the case may be, enforceable against them in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

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3.4 Non-contravention. Subject to the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery by the Parent or the Acquisition Subsidiary, as the case may be, of this Agreement or the Transaction Documentation, nor the consummation by the Parent or the Acquisition Subsidiary, as the case may be, of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the organizational documents or bylaws of the Parent or the Acquisition Subsidiary, as the case may be, (b) require on the part of the Parent or the Acquisition Subsidiary, as the case may be, any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than required notification to FINRA, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent or the Acquisition Subsidiary, as the case may be, is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Parent or the Acquisition Subsidiary or (e) violate any Laws applicable to the Parent or the Acquisition Subsidiary or any of their properties or assets.

3.5 Subsidiaries.

(a) Other than as set forth in Section 3.5 of the Parent’s Disclosure Schedule, the Parent has no Subsidiaries other than the Acquisition Subsidiary. The Acquisition Subsidiary is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its organization. The Acquisition Subsidiary was formed solely to effectuate the Merger, and has not conducted any business operations since its organization. The Parent has delivered or made available to the Company complete and accurate copies of the charter, bylaws or other organizational documents of the Acquisition Subsidiary. The Acquisition Subsidiary has no assets other than minimal paid-in capital, has no liabilities or other obligations, and is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of the Acquisition Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of the Acquisition Subsidiary are owned by the Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent or the Acquisition Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of the Parent, the Acquisition Subsidiary (except as contemplated by this Agreement). There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Acquisition Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Acquisition Subsidiary.

(b) At all times from August 1, 2023, through the date of this Agreement, the business and operations of the Parent have been conducted exclusively through the Parent.

(c) The Parent does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

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3.6 SEC Reports.

(a) The Parent has furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended July 31, 2025, as filed with the SEC, which contained audited balance sheets of the Parent as of July 31, 2025 and 2024 and the related statements of operation, changes in shareholders’ equity and cash flows for the years then ended; (b) Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2025 and 2024, and (c) all other reports filed by the Parent under Section 13, subsections (a) or (c) of Section 14, or Section 15(d) of the Exchange Act with the SEC (such reports are collectively referred to herein as the “Parent Reports”). The Parent Reports constitute all of the documents required to be filed or furnished by the Parent with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, through the date of this Agreement. The Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Parent Reports. As of their respective dates, the Parent Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b) Other than as set forth in Section 3.6 of the Parent’s Disclosure Schedules, the Parent and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Parent and its Subsidiaries are being made only in accordance with authorizations of management and the Parent Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Parent’s and its Subsidiaries’ assets that could have a material effect on the Parent’s financial statements.

(c) Other than as set forth in Section 3.6 of the Parent’s Disclosure Schedules, the Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Parent required under the Exchange Act with respect to such reports. The Parent has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Parent’s auditors and the audit committee of the Parent Board and on Section 3.6(c) of the Parent’s Disclosure Schedules (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(d) Each of the principal executive officer and the principal financial officer of the Parent (or each former principal executive officer and each former principal financial officer of the Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Parent Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Parent nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Parent or any of its Subsidiaries. The Parent is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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3.7 Compliance with Laws. From August 1, 2023 through the date hereof, each of the Parent and its Subsidiaries:

(a) and the conduct and operations of their respective businesses, are in compliance with each Law applicable to the Parent, any Parent Subsidiary or any of their properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect except for late filings of reports required by the Exchange Act;

(b) has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c) has not, and the past and present officers, directors and Affiliates of the Parent have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e) has not, and the past and present officers, directors and Affiliates have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person to the extent that such investigation or proceeding relates to the Parent or any Subsidiary.;

(f) does not and will not on the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements; and

(g) is not a “blank check company” as such term is defined by Rule 419 of the Securities Act.

3.8 Financial Statements. The audited financial statements and unaudited interim financial statements of the Parent included in the Parent Reports (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present in all material respects the financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent in all material respects with the books and records of the Parent.

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3.9 Absence of Certain Changes. Since the date of the balance sheet contained in the most recent Parent Report, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Parent Material Adverse Effect and (b) neither the Parent nor the Acquisition Subsidiary has taken any of the actions set forth in paragraphs (a) through (m) of Section 4.6.

3.10 Undisclosed Liabilities. Except as set forth in Section 3.10 of the Parent’s Disclosure Schedules, none of the Parent and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Parent Report, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Parent Report in the Ordinary Course of Business which do not exceed $50,000 in the aggregate and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet, and liabilities related to this Agreement and related transactions.

3.11 Off-Balance Sheet Arrangements. Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any of its Subsidiaries in the Parent’s or such Subsidiary’s published financial statements or other Parent Reports.

3.12 Tax Matters.

(a) Each of the Parent and its Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Parent nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Parent and its Subsidiaries are or were members. Each of the Parent and its Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Parent and its Subsidiaries for tax periods through the date of the balance sheet contained in the most recent Parent Report do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet. Neither the Parent nor any of its Subsidiaries has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Parent or any of its Subsidiaries during a prior period) other than the Parent and its Subsidiaries. All Taxes that the Parent or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b) The Parent has delivered or made available to the Company complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Parent or any of its Subsidiaries since 2020. No examination or audit of any Tax Return of the Parent or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Parent, threatened or contemplated. Neither the Parent nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Parent or its Subsidiaries was required to file any Tax Return that was not filed. Neither the Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

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(c) Neither the Parent nor any of its Subsidiaries: (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iii) has any actual or potential liability for any Taxes of any person (other than the Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d) None of the assets of the Parent or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest of which is tax exempt under Section 103(a) of the Code.

(e) Neither the Parent nor any of its Subsidiaries has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(f) No state or federal “net operating loss” of the Parent determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

3.13 Assets. Neither the Parent nor the Acquisition Subsidiary conduct any business or owns or leases or any tangible assets. No asset of the Parent or the Acquisition Subsidiary (tangible or intangible) is subject to any Security Interest.

3.14 Owned Real Property. Neither the Parent nor any of its Subsidiaries owns any real property.

3.15 Real Property Leases. Neither the Parent nor any Subsidiary is a part to any real property leases.

3.16 Contracts

(a) Section 3.16 of the Parent’s Disclosure Schedule lists all of the agreements (written or oral) to which the Parent or any of its Subsidiaries is a party as of the date of this Agreement, including without limitation:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services;

(iii) any agreement establishing a partnership or joint venture;

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(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement that purports to limit in any material respect the right of the Parent to engage in any line of business, or to compete with any person or operate in any geographical location;

(vi) any employment or consulting agreement;

(vii) any agreement involving any current or former officer, director or stockholder of the Parent or any Affiliate thereof;

(viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Parent Material Adverse Effect;

(ix) any agreement which contains any provisions requiring the Parent or any of its Subsidiaries to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(x) any agreement, other than as contemplated by this Agreement, relating to the sales of securities of the Parent or any of its Subsidiaries to which the Parent or such Subsidiary is a party.

(b) The Parent has delivered or made available to the Company a complete and accurate copy of each agreement listed in Section 3.16 of the Parent’s Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Parent nor any of its Subsidiaries nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time or otherwise, would constitute a breach or default by the Parent or any of its Subsidiaries or, to the knowledge of the Parent, any other party under such contract.

3.17 Accounts Receivable. The Parent and its Subsidiaries have no accounts receivables.

3.18 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Parent or any of its Subsidiaries.

3.19 Insurance. Section 3.19 of the Parent’s Disclosure Schedules lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Parent or any of its Subsidiaries is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Parent and its Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Parent nor any of its Subsidiaries may be liable for retroactive premiums or similar payments, and the Parent and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

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3.20 Warranties. Since May 3, 2019, the Parent has not sold any services or products.

3.21 Litigation. As of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent or any Subsidiary of the Parent which, if determined adversely to the Parent or such Subsidiary, could have, individually or in the aggregate, a Parent Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. For purposes of this Section 3.10, any such pending or threatened Legal Proceedings where the amount at issue exceeds or could reasonably be expected to exceed the lesser of $50,000 per Legal Proceeding or $250,000 in the aggregate shall be considered to possibly result in a Parent Material Adverse Effect hereunder.

3.22 Employees.

(a) The Parent and the Parent Subsidiaries currently have no employees, and have not have not had any employees since 2019.

(b) Neither the Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Parent has no knowledge of any organizational effort made or threatened, either currently or since the date of organization of the Parent, by or on behalf of any labor union with respect to employees of the Parent or any of its Subsidiaries.

3.23 Employee Benefits. Neither the Parent nor any of its Subsidiaries or ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Employee Benefit Plan or multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

3.24 Environmental Matters.

(a) Each of the Parent and its Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent or any of its Subsidiaries, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Set forth in Section 3.24(b) of the Parent’s Disclosure Schedules is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Parent or any of its Subsidiaries (whether conducted by or on behalf of the Parent or its Subsidiaries or a third party, and whether done at the initiative of the Parent or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Parent has possession of or access to. A complete and accurate copy of each such document has been provided to the Company.

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(c) The Parent is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Parent or any of its Subsidiaries.

3.25 Permits. Section 3.25 of the Parent’s Disclosure Schedules sets forth a list of all authorizations, approvals, clearances, permits, licenses, registrations, certificates, orders, approvals or exemptions from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Parent Permits”) issued to or held by the Parent or any of its Subsidiaries. Such listed permits are the only Parent Permits that are required for the Parent and any of its Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each such Parent Permit is in full force and effect and, to the knowledge of the Parent, no suspension or cancellation of such Parent Permit is threatened and there is no basis for believing that such Parent Permit will not be renewable upon expiration. Each such Parent Permit will continue in full force and effect immediately following the Closing.

3.26 Certain Business Relationships with Affiliates. No Affiliate of the Parent or of any of its Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of the Parent or any of its Subsidiaries, and except as disclosed on Section 3.26 of the Parent’s Disclosure Schedules (b) has any claim or cause of action against the Parent or any of its Subsidiaries, or (c) owes any money to, or is owed any money by, the Parent or any of its Subsidiaries. Section 3.26 of the Parent’s Disclosure Schedules describes any transactions involving the receipt or payment in excess of $120,000 in any fiscal year between the Parent or any of its Subsidiaries and any Affiliate thereof which have occurred or existed since the beginning of the time period covered by the Parent Financial Statements.

3.27 Tax-Free Reorganization.

(a) The Merger will be consummated in compliance with the material terms of this Agreement and none of the material terms and conditions in this Agreement will be waived or modified by the Parent or the Acquisition Subsidiary.

(b) The Conversion Ratio was negotiated through arm’s length bargaining and, accordingly, the fair market value of the Parent Common Stock to be received by the Company Stockholders in the Merger will be approximately equal to the fair market value of the Company Common Stock surrendered by such the Company Stockholders in the Merger.

(c) Other than as set forth on Schedule 3.27 of the Parent’s Disclosure Schedule, neither the Parent nor any “related person” with respect to the Parent within the meaning of Treasury Regulation section 1.368-1(e)(4): (i) has purchased or will purchase any Company Common Stock with consideration other than the Parent Common Stock or has furnished cash or other property directly or indirectly in connection with redemptions of Company Common Stock or distributions by the Company to the Company Stockholders, in connection with or in contemplation of the Merger, or (ii) has any present plan or intention to reacquire any of the Merger Shares.

(d) Each of the Parent and the Acquisition Subsidiary will pay its respective expenses incurred in connection with the Merger and neither the Parent nor the Acquisition Subsidiary will pay any of the expenses of the Company Stockholders incurred in connection with the Merger.

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(e) There is no inter-corporate indebtedness existing between the Parent and the Company or between the Acquisition Subsidiary and the Company that was issued, acquired or will be settled at a discount.

(f) Neither the Parent nor the Acquisition Subsidiary is or will be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

(g) On the date of the Merger, the fair market value of the assets of the Company will exceed the sum of its liabilities (including any liabilities to which such assets are subject).

(h) None of the compensation received by any stockholder-employee of the Company pursuant to any employment, consulting or similar agreement is or will be separate consideration for, or allocable to, any of his or her Company Common Stock. None of the Merger Shares received by any stockholder-employee of the Company pursuant to the Merger (other than any such shares received in connection with the termination in the Merger of certain stock options to purchase the Company Common Stock) are or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employee of the Company pursuant to such employment, consulting or similar agreement is or will be for service actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for such services.

(i) The Parent (i) is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (ii) has no present plan or intention to liquidate the Surviving Corporation or to merge the Surviving Corporation with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporation which the Parent will acquire in the Merger, or to cause the Surviving Corporation to sell or otherwise dispose of its assets, all except in the ordinary course of business or if such liquidation, merger or disposition is described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(d)(4) or Section 1.368-2(k); and (iii) has no present plan or intention, following the Merger, to issue any additional shares of stock of the Surviving Corporation or to create any new class of stock of the Surviving Corporation.

(j) The Acquisition Subsidiary is a wholly-owned subsidiary of the Parent, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.

(k) Immediately prior to the Merger, the Parent will be in control of Acquisition Subsidiary within the meaning of Section 368(c) of the Code.

(l) Immediately following the Merger, the Surviving Corporation will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company immediately prior to the Merger (for purposes of this representation, amounts used by the Company to pay reorganization expenses, if any, will be included as assets of the Company held immediately prior to the Merger).

(m) The Acquisition Subsidiary will have no liabilities assumed by the Surviving Corporation and will not transfer to the Surviving Corporation any assets subject to liabilities in the Merger.

(n) Following the Merger, the Surviving Corporation will continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

3.28 Brokers’ Fees. Other than as set forth in Section 3.28 of the Parent’s Disclosure Schedules, neither the Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

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3.29 Disclosure. No representation or warranty by the Parent or the Acquisition Subsidiary contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Parent or the Acquisition Subsidiary pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Parent has disclosed to the Company all material information relating to the Parent or any of its Subsidiaries or the transactions contemplated by this Agreement.

3.30 Interested Party Transactions. To the knowledge of the Parent, no officer, director or stockholder of the Parent or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such person currently has or has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or any of its Subsidiaries or (ii) purchases from or sells or furnishes to the Parent or any of its Subsidiaries any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent or any of its Subsidiaries is a party or by which it may be bound or affected. Neither the Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Parent or any of its Subsidiaries.

3.31 Indebtedness. Section 3.31 of the Parent’s Disclosure Schedule sets forth the principal amount of all of the outstanding Indebtedness of the Parent as of the date of this Agreement.

3.32 Accountants. Weinberg & Company, P.A. (the “Parent Auditor”) is and has been throughout the periods covered by the financial statements of the Parent for the most recently completed fiscal year and through the date hereof (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to the Parent within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Schedule 3.32 of the Parent’s Disclosure Schedules lists all non-audit services performed by Parent Auditor for the Parent and/or any of its Subsidiaries. Except as set forth on Section 3.32 of the Parent’s Disclosure Schedules, the report of the Parent Auditor on the financial statements of the Parent for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles, although it did express uncertainty as to the Parent’s ability to continue as a going concern. During the Parent’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Parent Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Parent Auditor.

3.33 Minute Books. The minute books and other similar records of the Parent and each of its Subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. The Parent has provided true and complete copies of all such minute books and other similar records to the Company’s representatives.

3.34 Board Action. The Parent Board (a) has unanimously determined that the Merger is advisable and in the best interests of the Parent’s stockholders and is on terms that are fair to such Parent stockholders, (b) has caused the Parent, in its capacity as the sole stockholder of the Acquisition Subsidiary, and the Board of Directors of the Acquisition Subsidiary, to approve the Merger and this Agreement by unanimous written consent, (c) adopted this Agreement in accordance with the provisions of the DGCL, and (d) such Parent stockholder approval required for the Uplisting to a national stock exchange.

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ARTICLE IV

COVENANTS

4.1 Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable in light of the circumstances (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied. Notwithstanding the foregoing, in no event shall either Party be required to spend a significant amount of money to satisfy the Reasonable Best Efforts Requirement.

4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.4 of the Company’s Disclosure Schedule.

(c) The Parent shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 3.25 of the Parent’s Disclosure Schedules.

4.3 Super 8-K. The Company will prepare, with input from the Parent, a Current Report on Form 8-K relating to this Agreement and the transactions contemplated hereby, which will include the “Form 10 information” required by Items 2.01(f) and 5.01(a)(8) of Form 8-K and the financial statements required thereby (the “Super 8-K”), and the Post-Merger Parent will file the Super 8-K with the SEC within four (4) Business Days after the Closing Date.

4.4 Operation of Company Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time (the “Pre-Closing Period”), the Company shall conduct its operations in the Ordinary Course of Business and in material compliance with all Laws applicable to the Company or any of its properties or assets and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not without the written consent of the Parent (which shall not be unreasonably withheld or delayed) and except as contemplated by this Agreement:

(a) Except as contemplated by this Agreement, issue or sell, or redeem or repurchase, any stock or other securities of the Company or any warrants, options or other rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of outstanding convertible securities or the Company Options or the Company Warrants outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or options or warrants;

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(b) except as contemplated by this Agreement split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any indebtedness for borrowed money (excluding obligations in respect of capital leases) except in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees;

(e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its charter, by-laws or other organizational documents;

(i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

(k) institute or settle any Legal Proceeding;

(l) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

(m) agree in writing or otherwise to take any of the foregoing actions.

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4.5 Access to Company Information.

(a) The Company shall permit representatives of the Parent to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company.

(b) The Parent and each of its Subsidiaries (i) shall treat and hold as confidential any Company Confidential Information (as defined below), (ii) shall not use any of the Company Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Company Confidential Information” means any information of the Company that is furnished to the Parent or any of its Subsidiaries by the Company in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Parent, any of its Subsidiaries or their respective directors, officers, or employees, (B) which, after disclosure, becomes available publicly through no fault of the Parent, any of its Subsidiaries or their respective directors, officers, or employees, (C) which the Parent or any of its Subsidiaries knew or to which the Parent or any of its Subsidiaries had access prior to disclosure, provided that the source of such information is not known by the Parent or any of its Subsidiaries to be bound by a confidentiality obligation to the Company, or (D) which the Parent or any of its Subsidiaries rightfully obtains from a source other than the Company, provided that the source of such information is not known by the Parent or any of its Subsidiaries to be bound by a confidentiality obligation to the Company.

4.6 Operation of the Parent Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the earlier of Effective Time and the Termination Date, if any, the Parent shall (and shall cause each of its Subsidiaries to) not conduct any business and act in material compliance with all Laws applicable to the Parent, any Parent Subsidiary or any of their properties or assets and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep available the services of its current officers to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Parent shall not (and shall cause each of its Subsidiaries not to), without the written consent of the Company:

(a) Other than in connection with the Public Offering, issue or sell, or redeem or repurchase, any stock or other securities of the Parent or any rights, warrants or options to acquire any such stock or other securities, except as contemplated by, and in connection with, the Merger;

(b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; provided, however, the Parent shall be entitled to effect a reverse stock split with the consent of the Company (the “Reverse Stock Split”);

(c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity provided that the Parent may restructure its current notes payable to make them convertible into the Parent Common Stock immediately following the consummation of the Public Offering;

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(d) enter into, adopt or amend any benefit plan or any employment or severance agreement or arrangement or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees, except the adoption of the Parent Equity Plan and entry into the Executive Employment Agreements (as defined below);

(e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary of the Parent or any corporation, partnership, association or other business organization or division thereof);

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its charter, by-laws or other organizational documents (except as contemplated hereby);

(i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement;

(k) institute or settle any Legal Proceeding;

(l) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Parent and/or the Acquisition Subsidiary set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

(m) agree in writing or otherwise to take any of the foregoing actions.

4.7 Access to Parent Information.

(a) The Parent shall (and shall cause the Acquisition Subsidiary to) permit representatives of the Company to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parent and the Acquisition Subsidiary) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel of or pertaining to the Parent and the Acquisition Subsidiary.

(b) The Company (i) shall treat and hold as confidential any Parent Confidential Information (as defined below), (ii) shall not use any of the Parent Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Parent all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Parent Confidential Information” means any information of the Parent or any Parent Subsidiary that is furnished to the Company by the Parent or its Subsidiaries in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Company or its respective directors, officers, or employees, (B) which, after disclosure, becomes available publicly through no fault of the Company or their respective directors, officers, or employees, (C) which the Company knew or to which the Company had access prior to disclosure, provided that the source of such information is not known by the Company to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent or (D) which the Company rightfully obtains from a source other than the Parent or a Subsidiary of the Parent, provided that the source of such information is not known by the Company to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent.

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4.8 Expenses. Each of the Parent and the Company will pay its respective expenses incurred in connection with the Merger Agreement and the Merger and for its company maintenance and operations during the Pre-Closing Period (including reasonable legal fees, accounting fees, etc.). The Company will pay all expenses incurred specifically in connection with the Public Offering and Uplisting (including the Nasdaq listing fee, SEC registration fee, Edgar filing fees, and FINRA filing fee).

4.9 D&O Insurance. Prior to the Closing, the Company will procure a commercially reasonable D&O and “tail” insurance policy that is acceptable to the Parent and its officers and directors (the “D&O Tail Policy”) with respect to liability insurance for the pre-Closing officers and directors of the Parent (acting in their respective capacities as such) in connection with liabilities arising during, or occurring or attributable to, the period at or prior to the Closing (including, without limitation, in connection with the Public Offering), in each case, with a claims period of at least six (6) years after the Closing Date.

4.10 Quotation of Merger Shares and Uplisting. The Parent and the Company shall take whatever steps are necessary to cause the Parent Common Stock including the Merger Shares to be eligible for quotation on any national securities exchange operated by the Nasdaq Stock Market LLC or the New York Stock Exchange.

4.11 Name, Trading Symbol and Fiscal Year Change. The Parent shall take all necessary steps to enable it to change its corporate name and stock trading symbol to such name and stock trading symbol as are agreeable to the Company as of the Effective Time, if the Parent has not already done so prior to the Effective Time. The Parent shall change its fiscal year end to December 31 on or promptly after the Effective Date, if so requested by the Company.

4.12 Parent Board; Amendment of Charter Documents. The Parent shall take such actions as are necessary (a) to authorize the Parent Board to reconstitute to comply with the initial listing requirements of Nasdaq, the NYSE, the NYSE American, or other national securities exchange, and (b) to amend its articles of incorporation and bylaws in a manner satisfactory to the Company.

4.13 The Parent Equity Plan; Employment Agreements. Prior to or as of the Effective Time, (a) the Parent Board and stockholders of the Parent shall adopt the Parent Equity Plan in form and substance acceptable to the Company (“Parent Equity Plan”) reserving for issuance such number of shares of the Parent Common Stock as are sufficient for equity awards to be made thereunder and (b) the Parent shall assume any employment agreements with each member of the Company’s senior management in the form and substance acceptable to the Parties and such individuals (the “Executive Employment Agreements”).

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4.14 Information Provided to Stockholders. The Company shall prepare, with the cooperation of the Parent, information to be sent to the holders of shares of the Company Common Stock in connection with receiving their approval of the Merger, this Agreement and related transactions, and the Parent shall prepare, with the cooperation of the Company, information to be sent to the holders of shares of the Parent Common Stock in connection with receiving their approval of the Merger, this Agreement and related transactions. The Parent and the Company shall each use Reasonable Best Efforts to cause information provided to such party’s stockholders to comply with applicable federal and state securities laws requirements. Each of the Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the information to be sent to the stockholders of each party. The Company will promptly advise the Parent, and the Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law. The information sent by the Company shall contain the recommendation of the Company Board that the holders of shares of Company Common Stock approve the Merger and this Agreement and the conclusion of the Company Board that the terms and conditions of the Merger are advisable and fair and in the best interests of the Company and such holders. The information sent by the Parent shall contain the recommendation of the Parent Board that the holders of shares of the Parent Common Stock approve such matters that are required to be approved by the Parent stockholders in connection with the Uplisting. Anything to the contrary contained herein notwithstanding, neither the Company nor the Parent shall include in the information sent to its stockholders any information with respect to the other party or its affiliates or associates, the form and content of which information shall not have been approved by such party in its reasonable discretion prior to such inclusion.

4.15 No Registration. Except as otherwise set forth herein, during the Pre-Closing Period the Parent (a) shall not register, nor shall it take any action to facilitate registration of, under the Securities Act, any shares of the Parent Common Stock., and (b) shall use its Reasonable Best Efforts to cancel any agreements, understandings or undertakings to register securities under the federal securities laws, which agreements, understandings or undertakings might otherwise survive the Closing. For avoidance of doubt, the Parent and Post-Merger Parent (as applicable) may register (a) the Merger Shares under the Form S-4 Registration Statement and Resale Registration Statement (as further set forth in Sections 4.17 and 4.18 below, respectively), and (b) any securities of the Parent offered in connection with the Public Offering (as further set forth in Section 4.16 below).

4.16 Underwritten Public Offering and Uplisting. The Parent and the Company shall each use its Reasonable Best Efforts to consummate for the Post-Merger Parent (a) an underwriting public offering of $40.0 million (the “Public Offering”) and (b) a corresponding uplisting to Nasdaq, the NYSE, the NYSE American, or other national securities exchange (the “Uplisting”). For the avoidance of doubt, the Company will prepare, with input from the Parent, any Registration Statement, listing application for Nasdaq, the NYSE, the NYSE American, or other national securities exchange, and other documentation related to the Public Offering and Uplisting.

4.17 Form S-4 Registration Statement. As soon as practicable after the signing of this Agreement, the Company will prepare, with input from the Parent, and the Parent will file a Registration Statement on Form S-4 (the “Form S-4 Registration Statement”) with the SEC to register the Merger Shares (other than any Merger Shares that are not permitted to be registered on Form S-4 pursuant to applicable Law) and provide the Parent’s stockholders with necessary details to vote on the Merger, and each of the Parties shall use its Reasonable Best Efforts to have such Form S-4 Registration Statement declared effective as soon as practicable after the filing thereof.

4.18 Resale Registration Statement. Within sixty (60) days after the Effective Time, the Post-Merger Parent shall prepare and file a Registration Statement on Form S-1, or a Registration Statement on Form S-3, if the Post-Merger Parent is then eligible to use a Form S-3 (in either case, a “Resale Registration Statement”), with the SEC to register the resale of all the Merger Shares that were not issued pursuant to the Form S-4 Registration Statement or are held by affiliates of the Post-Merger Parent, and the Post-Merger Parent shall use Reasonable Best Efforts to have such Resale Registration Statement declared effective as soon as practicable after the filing thereof.

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4.19 Parent Exchange Act Reports. So long as any Merger Shares remain outstanding, Parent shall timely file all Exchange Act reports and take actions reasonably requested by holders of Merger Shares to enable resales under Rule 144.

4.20 No Shop. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, (a) neither Party shall, nor permit any of their Affiliates, directors, officers or employees to, and shall use commercially reasonable efforts to cause their Representatives not to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, recapitalization, purchase or disposition of any material amount of the assets of such Party or any material amount of the capital stock or other ownership interests of such (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of such Party in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing, and (b) each Party will notify the other Party orally and in writing promptly (but in no event later than one (1) Business Day) after receipt by such Party, or any of the Representatives thereof, of any proposal or offer from any Person to effect an Acquisition Transaction or any request for non-public information relating to such Party or for access to the properties, books or records of such Party by any Person in connection with an Acquisition Transaction.

4.21 Parent Series B Preferred Stock. Prior to the Effective Time, the Parties will address the treatment of the Parent’s Series B Preferred Stock to the mutual satisfaction of the Parties.

ARTICLE V

CONDITIONS TO CONSUMMATION OF MERGER

5.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a) each Party shall have completed its due diligence in a manner satisfactory to such Party;

(b) the Reverse Stock Split shall have been approved by the Parent’s stockholders and FINRA and shall have become effective;

(c) the Form S-4 Registration Statement shall have been declared effective by the SEC;

(d) the Uplisting shall have been approved by Nasdaq, the NYSE, the NYSE American, Capital Market, or other applicable national securities exchange on which the Parties have applied for listing of the Post-Merger Parent;

(e) the Public Offering shall be ready for consummation immediately prior to or at the Effective Time;

(f) Simultaneously with the Effective Time, approximately $500,000 (plus accrued interest) of the Parent’s outstanding indebtedness owed to Dr. Phillip Frost or an Affiliate of Dr. Frost (which includes $150,000 owed to Dr. Jane Hsiao) shall have been converted into shares of Parent Common Stock at a conversion price equal to Fair Market Value, with the any shares issued in connection with such conversion to be included in the Parent Stockholders’ 4.5% equity ownership in the Parent as of the Effective Time; and,

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(g) Immediately following the Effective Time, the remaining approximately $300,000 (plus accrued interest) of indebtedness owed to Dr. Frost or his Affiliate shall have been repaid.

5.2 Conditions to the Obligations of the Parent and the Acquisition Subsidiary. The obligation of each of the Parent and the Acquisition Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:

(a) the Company shall have obtained (and shall have provided copies thereof to the Parent) the written consents of (i) all of the members of its Board of Directors, (ii) the Company Stockholders holding shares of the Company Common Stock representing a majority of the voting power outstanding shares of the Company Common Stock and Company Preferred Stock entitled to vote on this Agreement and the Merger, to approve the execution, delivery and performance by the Company of this Agreement and the other Transaction Documentation to which it is a Party, in form and substance satisfactory to the Parent;

(b) the number of Dissenting Shares shall not exceed 10% of the voting power of outstanding shares of the Company Common Stock and preferred stock as of the Effective Time;

(c) the Company shall have obtained (and shall have provided copies thereof to the Parent) all other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company, except such waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d) the representations and warranties of the Company set forth in this Agreement (when read without regard to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as would not reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(f) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

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(g) the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate (the “Company Certificate”) to the effect that each of the conditions specified in clauses (a) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company) of this Section 5.2 is satisfied in all respects, and covering such other matters as the Parent shall reasonably request;

(h) each of the individuals agreed upon by the Parties shall have executed and delivered to the Parent a Lock-Up Agreement in the form mutually acceptable to the Parties and such individuals;

(i) the Company shall have delivered to the Parent the Company Audited Financial Statements, which are compliant with applicable SEC regulations for inclusion under Item 2.01(f) and/or 5.01(a)(8) of Form 8-K;

(j) no Company Material Adverse Effect shall have occurred; and

(k) the D&O Title Policy shall have been obtained; and

(l) the Parent shall have received from Lucosky Brookman, LLP, counsel to the Company, a legal opinion addressed to the Parent and dated as of the Closing Date, in form and substance mutually agreed upon by the Parties’ respective legal counsel.

5.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a) the Parent shall have obtained (and shall have provided copies thereof to the Company) the written consents of (i) all of the members of its the Parent Board, (ii) all of the sole members of the Board of Directors of the Acquisition Subsidiary, (iii) the sole stockholder of Acquisition Subsidiary, and (iv) holders of more than 50% of the Parent Common Stock outstanding immediately prior to the Effective Time, in each case to the execution, delivery and performance by the each such entity of this Agreement and/or the other Transaction Documentation to which each such entity a party, in form and substance satisfactory to the Company;

(b) the Parent shall have obtained (and shall have provided copies thereof to the Company) all of the other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Parent or any of its Subsidiaries, except for waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) the representations and warranties of the Parent set forth in this Agreement (when read without regard to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not may reasonably be expected to have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

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(d) each of the Parent and the Acquisition Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as may not reasonably be expected to have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) the Parent Board of Directors of the Parent shall have adopted, and the stockholders of the Parent shall have approved, the Parent Equity Plan and approved the issuance of the Parent Options;

(g) the Parent shall have delivered to the Company a certificate (the “Parent Certificate”) to the effect that each of the conditions specified in clauses (a) of Section 5.1 and clauses (a) through (f) (insofar as clause (e) relates to Legal Proceedings involving the Parent or the Acquisition Subsidiary) of this Section 5.3 is satisfied in all respects, and covering such other matters as the Company shall reasonably request;

(h) the Company shall have received a certificate of the Parent’s transfer agent and registrar certifying that as of the Closing Date there are 154,810,655 shares (pre-Reverse Stock Split) of the Parent Common Stock issued and outstanding;

(i) the Parent shall have delivered to the Company (i) evidence of the resignations of all individuals who served as directors and/or officers of the Parent immediately prior to the Effective Time, which resignations shall be effective as of the Effective Time, (ii) evidence of the appointment of new directors and officers for the Parent as set forth in Section 1.3(d) hereof.

(j) the Company shall have received from Nason, Yeager, Gerson, Harris & Fumero, P.A., counsel to the Parent and the Acquisition Subsidiary, a legal opinion addressed to the Company and dated as of the Closing Date, in form and substance mutually agreed upon by the Parties’ respective legal counsel;

(k) no Parent Material Adverse Effect shall have occurred;

(l) the Parent Common Stock will be DTC-eligible and DTC will not have placed a “freeze” or a “chill” on the Parent Common Stock; and

(m) The Parent shall have no debt other than the approximately $800,000 (plus accrued interest) owed to an Affiliate of Dr. Phillip Frost’s Affiliate, which will have been either converted to Parent Common Stock pursuant to Section 5.1(f) hereof, or repaid pursuant to Section 5.1(g) hereof.

Article vi

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, the Company Certificate or the Parent Certificate shall not survive the Closing.

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ARTICLE VII

DEFINITIONS

For purposes of this Agreement, each of the following capitalized defined terms is defined in this Section or the Section of this Agreement indicated below.

“Acquisition Transaction” has the meaning set forth in Section 4.21.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Acquisition Subsidiary” has the meaning set forth in the Preamble.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable Law concerning anti-bribery, anti-corruption, illegal payments, or gratuities, including the provisions of all anti-corruption and anti-bribery Laws of each jurisdiction in which the Company, the Parent, or any Company or Parent Subsidiary operates or has operated or in which any Person acting on behalf thereof is conducting or has conducted business.

“Anti-Money Laundering Laws” has the meaning set forth in Section 2.6(k).

“Business Day” has the meaning set forth in Section 1.2.

“Cause” means termination by Parent for one (or more) of the following reasons: (i) any willful act of theft, dishonesty, misconduct, or falsification of any employment or company records by the employee that has a material adverse effect upon the Company; (ii) willful and improper disclosure of the company’s confidential or proprietary information by the employee that has a material adverse effect upon the company; (iii) any willful action by the employee that has a material adverse effect on the company’s reputation or business; (iv) conviction (including any plea of guilty or no contest) of the employee for any criminal act that impairs the employee’s ability to perform duties for the company; (v) a willful breach of any agreement with Company by the employee that has a material adverse effect upon the Company; (vi) a willful violation of any company policy by the employee that has a material adverse effect upon the company; (vii) the employee’s death; or (viii) a disability that results in the employees inability to perform the essential functions of the employee’s position.

“CERCLA” has the meaning set forth in Section 2.22(a).

“Certificate of Merger” has the meaning set forth in Section 1.1.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Audited Financial Statements” has the meaning set forth in Section 2.7(a).

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“Company Auditor” has the meaning set forth in Section 2.32.

“Company Balance Sheet” has the meaning set forth in Section 2.7(a).

“Company Balance Sheet Date” has the meaning set forth in Section 2.7(a).

“Company Benefit Plans” has the meaning set forth in Section 2.21(b).

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Certificate” has the meaning set forth in Section 5.2(g).

“Company Common Stock” means the common stock of the Company, $0.00001 par value per share.

“Company Confidential Information” has the meaning set forth in Section 4.5(b).

“Company Consents” has the meaning set forth in Section 2.3.

“Company Equity Plan” has the meaning set forth in Section 2.1.

“Company Major Customers” has the meaning set forth in Section 2.36.

“Company Material Adverse Effect” has the meaning set forth in Section 2.1.

“Company Option” means an option (whether or not vested or exercisable) to purchase shares of Company Common Stock.

“Company Preferred Stock” means the Company’s (a) Series Seed-I Preferred Stock, $0.00001 par value per share, (b)Series Seed-II Preferred Stock, $0.00001 par value per share, (c) Series Seed-III Preferred Stock, $0.00001 par value per share, (d) Series A-I Preferred Stock, $0.00001 par value per share, (e) Series A-II Preferred Stock, $0.00001 par value per share, and (f) Series A-III Preferred Stock, $0.00001 par value per share.

“Company’s Disclosure Schedules” has the meaning set forth in Article II.

“Company Stock Certificates” has the meaning set forth in Section 1.5(c).

“Company Stockholder” means, prior to the Effective Time, a holder of shares of Company Capital Stock, in its, his or her capacity as such.

“Company Termination Fee” has the meaning set forth in Section 8.7(b).

“Company Unaudited Financial Statements” has the meaning set forth in Section 2.7(a).

“Company Warrant” means a warrant to purchase shares of either Company Common Stock or Company Preferred Stock.

“Contemplated Transactions” has the meaning set forth in Section 8.3.

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“Control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conversion Ratio” has the meaning set forth in Section 1.5(b).

“D&O Tail Policy” has the meaning set forth in Section 4.9.

“Defaulting Party” has the meaning set forth in Section 8.6.

“Non-Defaulting Party” has the meaning set forth in Section 8.6.

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in Section 1.6(a).

“Effective Time” has the meaning set forth in Section 1.1.

“Employee Benefit Plan” has the meaning set forth in Section 2.21(a)(i).

“Environmental Law” has the meaning set forth in Section 2.22(a).

“ERISA” has the meaning set forth in Section 2.21(a)(ii).

“ERISA Affiliate” has the meaning set forth in Section 2.21(a)(iii).”Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Employment Agreements” has the meaning set forth in Section 4.13.

“Expert Market” has the meaning set forth in Section 3.2.

“Fair Market Value,” for the purposes of this Agreement, means the price per share at which shares are being offered in the Public Offering.

“FDA” has the meaning set forth in Section 2.33.

“FDCA” has the meaning set forth in Section 2.33.

“FINRA” means the Financial Industry Regulatory Authority.

“Form S-4 Registration Statement” has the meaning set forth in Section 4.17.

“GAAP” has the meaning set forth in Section 2.7(a).

“Good Reason” means the employees resignation as a result of any of the following without the employees prior consent: (i) a reduction in the employees current base salary rate; (ii) a material change in the employees title; (iii) a material reduction in the employees duties, authority, or responsibilities for the company; or (iv) a change of 50 miles or more in the location of the employees principal workplace for the company (not including any business travel on behalf of the company).

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“Governmental Entity” has the meaning set forth in Section 2.4.

“Government Official” means any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Entity, or public international organization, any political party or official thereof, and any candidate for political office.

“Indebtedness” shall mean, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) any payment obligations evidenced by any bond, debenture, debt security, promissory note, mortgage or other similar instruments; (c) any obligations, contingent or otherwise, to pay the deferred purchase price for assets, property or services, including “earnout” payments; (d) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, in each case, to the extent drawn; (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (f) obligations under leases required to be capitalized under GAAP; (g) obligations under any Financial Derivative/Hedging Arrangement; and the employer portion of any applicable Taxes relating thereto (determined as if no deferral (if any) of such Taxes has occurred as permitted by the CARES Act or any Payroll Tax Executive Order and computed as though all such obligations were payable as of the Closing); (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above; and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations.

“Intellectual Property” and “Intellectual Property Rights” have the meanings set forth in Section 2.29(a).

“International Trade Authority” means the United States government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Bureau of Industry and Security of the U.S. Department of Commerce; U.S. Customs and Border Protection, and the U.S. Census Bureau the United Nations Security Council; the European Union, any Member State of the European Union and the competent national authorities thereof; the United Kingdom, including the Office of Financial Sanctions Implementation of His Majesty’s Treasury and the Export Control Joint Unit of the UK Department of International Trade; and any other relevant Governmental Entity having jurisdiction over the parties to this Agreement.

“International Trade Laws” has the meaning set forth in Section 2.6(l).

“Laws” has the meaning set forth in Section 2.4.

“Legal Proceeding” has the meaning set forth in Section 2.19.

“Lien” shall mean any mortgage, pledge, security interest, easement, option, right of first refusal, encumbrance, lien, license restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

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“Lock-Up Agreement” means an agreement restricting holders of shares from selling their shares for a specific period of time.

“Merger” has the meaning set forth in the Recitals.

“Merger Shares” has the meaning set forth in Section 1.5(b).

“Misconduct” has the meaning set forth in Section 2.20(c).

“Ordinary Course of Business” has the meaning set forth in Section 2.4.

“Organization Date” has the meaning set forth in Section 2.10(c).

“Outside Termination Date” has the meaning set forth in Section 8.2.

“Parent” has the meaning set forth in the Preamble.

“Parent Board” means the board of directors of the Parent.

“Parent Certificate” has the meaning set forth in Section 5.3(g).

“Parent Common Stock” means the common stock of the Parent, $0.01 par value per share.

“Parent Confidential Information” has the meaning set forth in Section 4.7(b).

“Parent Equity Plan” has the meaning set forth in Section 4.13.

“Parent Financial Statements” has the meaning set forth in Section 3.8.

“Parent Material Adverse Effect” has the meaning set forth in Section 3.1.

“Parent Options” has the meaning set forth in Section 1.8(a).

“Parent Permits” has the meaning set forth in Section 3.25.

“Parent Reports” has the meaning set forth in Section 3.6(a).

“Parent’s Disclosure Schedules” has the meaning set forth in Article III.

“Parent Stockholders” has the meaning set forth in Section 1.5(b).

“Parent Termination Fee” has the meaning set forth in Section 8.7(a).

“Parent Warrants” has the meaning set forth in Section 1.9(a).

“Party” and “Parties” have the meanings set forth in the Preamble.

“Patent Rights” has the meaning set forth in Section 2.29(a).

“Permits” has the meaning set forth in Section 2.25.

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“Permitted Lien” shall mean: (a) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company; (e) Liens securing the Indebtedness of the Company; (f) in the case of Intellectual Property, non-exclusive license agreements granted by the Company in the ordinary course of business; and (g) Liens incurred in connection with capital lease obligations of the Company.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Entity or other entity of any kind.

“Post-Merger Parent” means the combined company resulting from the Merger.

“Pre-Closing Period” has the meaning set forth in Section 4.4.

“Pro Rata Share” means, with respect to any Company Stockholder, the percentage obtained by dividing (a) the number of Merger Shares actually received by such Company Stockholder pursuant to Section 1.5, by (b) the aggregate number of Merger Shares actually received by all Company Stockholders pursuant to Section 1.5.

“Public Offering” has the meaning set forth in Section 4.16.

“Reasonable Best Efforts” has the meaning set forth in Section 4.1.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Resale Registration Statement” has the meaning set forth in Section 4.18.

“Reverse Stock Split” has the meaning set forth in Section 4.6(b).

“Sanctioned Jurisdiction” has the meaning set forth in Section 2.6(m).

“Sanctions” has the meaning set forth in Section 2.6(m).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.6(d).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 1.13.

“Security Interest” has the meaning set forth in Section 2.4.

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“Subsidiary” means, with respect to any party, any corporation, limited liability company, partnership, association, trust or other form of legal entity of which (a) more than fifty percent (50%) of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (b) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Super 8-K” has the meaning set forth in Section 4.3.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Taxes” has the meaning set forth in Section 2.10(a).

“Tax Returns” has the meaning set forth in Section 2.10(a).

“Third Party Intellectual Property Rights” has the meaning set forth in Section 2.29(d).

“Transaction Documentation” has the meaning set forth in Section 3.3.

“Uplisting” has the meaning set forth in Section 4.16.

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual consent of the Parties, provided that such consent to terminate is in writing and is signed by each of the Parties.

8.2 Termination for Failure to Close. This Agreement shall automatically be terminated if the Closing Date shall not have occurred by June 30, 2026, unless extended by the mutual written agreement of the Parties (the “Outside Termination Date”).

8.3 Termination by Operation of Law. This Agreement may be terminated by any Party hereto if there shall be any Law that renders consummation of the transactions contemplated by this Agreement (the “Contemplated Transactions”) illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or Governmental Entity) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and non-appealable.

8.4 Termination for Failure to Perform Covenants or Conditions. This Agreement may be terminated prior to the Effective Time:

(a) by the Parent and the Acquisition Subsidiary if: (i) any of the conditions set forth in Section 5.2 hereof have not been fulfilled in all material respects by the Closing Date; (ii) the Company shall have breached or failed to observe or perform in any material respect any of its covenants or obligations under this Agreement if such breach is not cured within ten (10) days of written notice of such breach from the Parent (to the extent such breach is curable) or (iii) as otherwise set forth herein; or

(b) by the Company if: (i) any of the conditions set forth in Section 5.3 hereof have not been fulfilled in all material respects by the Closing Date; (ii) the Parent or the Acquisition Subsidiary shall have breached or failed to observe or perform in any material respect any of its covenants or obligations under this Agreement if such breach is not cured within ten (10) days of written notice of such breach from the Company (to the extent such breach is curable) or (iii) as otherwise set forth herein.

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8.5 Effect of Termination or Default; Remedies. In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto, provided that such Party is a Non-Defaulting Party (as defined below). The foregoing shall not relieve any Party from liability for damages actually incurred as a result of such Party’s breach of any term or provision of this Agreement.

8.6 Remedies; Specific Performance. In the event that any Party shall fail or refuse to consummate the Contemplated Transactions or if any default under or breach of any representation, warranty, covenant or condition of this Agreement on the part of any Party (the “Defaulting Party”) shall have occurred that results in the failure to consummate the Contemplated Transactions, then in addition to the other remedies provided herein, the non-defaulting Party (the “Non-Defaulting Party”) shall be entitled to seek and obtain money damages from the Defaulting Party, or may seek to obtain an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, provided that the Non-Defaulting Party seeking such protection must file its request with such court within forty-five (45) days after it becomes aware of the Defaulting Party’s failure, refusal, default or breach. In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

8.7 Termination Fees

(a) If this Agreement is terminated by the Parent for any reason other than the Company failing to satisfy their closing conditions prior to the Termination Date, then the Parent shall pay to the Company a nonrefundable fee in an amount equal to $250,000 (payable in cash) (the “Parent Termination Fee”).

(b) If this Agreement is terminated by the Company for any reason other than the Parent failing to satisfy their closing conditions prior to the Termination Date, then the Company shall pay to the Parent a nonrefundable fee in an amount equal to $250,000 (payable in cash) (the “Company Termination Fee”).

(c) Any Company Termination Fee or Parent Termination Fee payable in cash due under this Section 8.7 shall be paid by wire transfer of same day funds. If a Party fails to pay when due any amount payable by it under this Section 8.7 then such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(d) The Parties agree that, (i) subject to Section 8.5, payment of the Parent Termination Fee by the Parent shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of the Company following the termination of this Agreement, it being understood that in no event shall the Parent be required to pay the amounts payable pursuant to this Section 8.7 on more than one occasion and (ii) following payment of the Parent Termination Fee (A) the Parent shall have no further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the Parent giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (B) neither the Company nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Parent or Acquisition Subsidiary or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (C) the Company and its Affiliates shall be precluded from any other remedy against the Parent, Acquisition Subsidiary and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 8.7(d) shall limit the rights of the Company with respect to claims of Fraud or Willful Breach of this Agreement by either Party prior to the date of termination.

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(e) The Parties agree that, (i) subject to Section 8.5, payment of the Company Termination Fee by the Company shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of the Parent following the termination of this Agreement, it being understood that in no event shall the Company be required to pay the amounts payable pursuant to this Section 8.7 on more than one occasion and (ii) following payment of the Company Termination Fee (A) the Company shall have no further liability to the Parent in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the Company giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (B) neither the Parent nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (C) the Parent and its Affiliates shall be precluded from any other remedy against the Company and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 8.7(e) shall limit the rights of the Parent with respect to claims of Fraud or Willful Breach of this Agreement by either Party prior to the date of termination.

(f) Each of the Parties acknowledges that (i) the agreements contained in this Section 8.7 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 8.7 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Party in the circumstances in which such amount is payable.

ARTICLE IX

MISCELLANEOUS

9.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Article I concerning issuance of the Merger Shares are intended for the benefit of the Company Stockholders.

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9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior or (other than as set forth in the Transaction Documentation) contemporaneous understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures delivered by fax and/or e-mail/.pdf transmission shall be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, consents, waivers, and other communications which are required or permitted under this Agreement shall be in writing will be deemed given to a party (a) on the date of delivery, if delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) the date of transmission if sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment if such notice or communication is delivered prior to 5:00 P.M., New York, N.Y. City time, on a Business Day, or the next Business Day after the date of transmission, if such notice or communication is delivered on a day that is not a Trading Day or later than 5:00 P.M., New York, N.Y. City time, on any Business Day,

If to the Company or the Company Stockholders: Gravitics, Inc. 4150 152nd St NE, Suite 102 Marysville, WA 98271 Attn: Colin Doughan, Chief Executive Officer	Copy to (which copy shall not constitute notice hereunder): Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, NJ 08830 Attn: Eric Mendelson E-mail: emendelson@lucbro.com

If to the Parent or the Acquisition Subsidiary (prior to the Closing):

If to the Parent or Acquisition Subsidiary:

Non-Invasive Monitoring Systems, Inc.

4400 Biscayne Blvd.

Suite 180

Miami, Florida, 33137

Attn: Jim Martin, CFO

Copy to (which copy shall not constitute notice hereunder):

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, FL 33410

Attn: Michael D. Harris

E- mail: Mharris@nasonyeager.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

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9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York, except that the provisions of the laws of the State of each Party’s state of incorporation shall apply with respect to the rights and duties of the board of directors of the Parties and where such provisions are otherwise mandatorily applicable.

9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11 Submission Exclusive to Jurisdiction. Each of the Parties (a) submits to the exclusive jurisdiction of any state or federal court sitting in the County of New York in the State of New York in any action or legal proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may only be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.6. Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.13 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger and Reorganization as of the date first above written.

PARENT:

NON-INVASIVE MONITORING SYSTEMS, INC.

By:	/s/ James Martin
Name:	James Martin
Title:	Chief Financial Officer

ACQUISITION SUBSIDIARY:

GRAVITICS MERGER SUB, INC.

By:	/s/ James Martin
Name:	James Martin
Title:	President

COMPANY:

GRAVITICS, INC.

By:	/s/ Colin Doughan
Name:	Colin Doughan
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger and Reorganization